# <u>PURCHASE AND SALE AGREEMENT</u>

THIS PURCHASE AND SALE AGREEMENT (this "***Agreement***") is made and entered into as of the Effective Date, by and between TGS CEDAR PORT PARTNERS LP, a Texas Limited Partnership ("***Seller***"), and ABUNDIA GLOBAL IMPACT GROUP LLC, a Delaware limited liability company (or its designee "***Purchaser***").

## ARTICLE I
## PROPERTY

1.1 <u>Property</u>. Subject to the terms and provisions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller that certain real property containing approximately 25.40 acres of land (the "***Land***") more or less, located in Baytown, Chambers County, Texas, as more particularly described in the Legal Description (as defined below) and on <u>Exhibit A</u>, attached hereto and incorporated herein by reference for all purposes, together with all permits, privileges, rights and appurtenances thereto, all development rights applicable to the Land, water and wastewater rights, utility capacity rights, and any and all easements, rights-of-way and other appurtenances used in connection with the beneficial use and enjoyment of the Property and all improvements, fixtures, personal property located thereon, and, to the extent in Seller's possession or control, and to the extent assignable, all rights, warranties, entitlements, guarantees, indemnitees, utility contracts, the Assumed Service Contracts in accordance with Section 5.1(c) of this Agreement, approvals (governmental or otherwise), permits, licenses, surveys, maps, plans and specifications, engineering documents, plans and studies as those relate to the Land (collectively, the "***Property***"). The Property will be delivered net of regional detention requirements (all detention to be provided by Seller off-site). All mineral and pore rights, if any, are reserved. All mineral and pore rights shall be subject to a surface waiver and shall be construed to contain a contractual waiver by the lessee or grantee thereunder (as applicable) of all rights to enter upon the surface of the Property, and subject to the provisions hereof.

## ARTICLE II
## PURCHASE PRICE

2.1 <u>Purchase Price</u>. The total purchase price to be paid in cash ("***Purchase Price***") for the Property shall be $7.25 per net square foot if the Closing (as defined herein) occurs by December 31, 2024, and $7.75 per net square foot if the Closing is on or before March 31, 2025. As noted, the Purchase Price will be based upon "net square foot", with the exact Purchase Price to be determined pursuant to the final Survey (as defined in Section 4.1). The term "net square foot," as used in this Agreement, shall mean the final gross number of square feet as shown and certified on the Survey constituting the realty less (a) any part thereof lying within any existing right-of-way and/or any additional right-of-way required to be dedicated in order to allow the conveyance of the Property from Seller to Purchaser, and (b) any part thereof lying within any drainage, utility or other easement or right-of-way that does not solely serve the Property. Seller shall provide acreage at no cost for any required offsite/regional storm water detention or mitigation as set forth in Section 9.7 below.

## ARTICLE III
## EARNEST MONEY

3.1 Independent Consideration; Earnest Money. Within three (3) business days after the Effective Date (as hereinafter defined), Purchaser shall place the sum of ONE HUNDRED DOLLARS ($100.00) (the "***Independent Agreement Consideration***") and ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the "***Initial Earnest Money***"), together with a fully executed copy of this Agreement, in escrow with Charter Title Company, Attn: Kim LaVern, whose address is 1717 West Loop South, 12th Floor, Houston, Texas 77027 ("***Escrow Agent***"). The Earnest Money shall be held in escrow by the Escrow Agent in an FDIC insured interest-bearing account. If Purchaser fails to deposit the Initial Earnest Money within the time specified above, Seller shall have the right to terminate this Agreement by delivering written notice to Purchaser, and neither party shall thereafter have any liability or obligation to the other, provided such written notice is delivered to Purchaser prior to the date that Purchaser actually deposits the Initial Earnest Money.

3.2 Return of Earnest Money. If Purchaser terminates this Agreement pursuant to Section 5.1 below or is deemed to have terminated this Agreement pursuant to Section 5.1 below, the Earnest Money shall be immediately returned to Purchaser (but not the Independent Agreement Consideration), and no party hereto shall have any further obligation under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the "***Surviving Obligations***"). After the expiration of the Feasibility Period and provided Purchaser has not terminated this Agreement, the entire Earnest Money shall be held by the Escrow Agent for the benefit of the Seller and shall be non-refundable, unless this Agreement is terminated by Purchaser because of a failure of, those items specified in Sections 5.1, 7.1 (a) through and including (g) , or as otherwise expressly and specifically provided for under this Agreement (each, a "***Permitted Termination***"), in which event, the Earnest Money (together with all interest accrued thereon) less the Independent Agreement Consideration shall immediately be returned to Purchaser, and neither party shall have any further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement.

3.3 Application of Earnest Money. At Closing (as hereinafter defined), the Earnest Money, together with all interest accrued thereon, shall be applied against the total cash Purchase Price to be paid by Purchaser at Closing.

## ARTICLE IV
## TITLE AND SURVEY

4.1 Survey. Within thirty (30) days after the execution of the Agreement, Seller at its expense, shall provide Purchaser an up to date Category IA Condition II survey ALTA/NSPS survey (the "***Survey***") to be performed and completed on the Property which shall overlay all improvements (if any) and matters referred to in the Title Commitment. Subject to the approval of Purchaser, the metes and bounds description of the Property set forth in the Survey shall be the legal description contained in the documents employed to convey the Property from Seller to Purchaser (the "***Legal Description***"). The Survey shall be certified to Seller, Purchaser and the Title Company, and shall bear a certificate from the surveyor in form and content reasonably acceptable to Purchaser and Title Company, and copies shall be promptly delivered to Purchaser and Title Company. The Survey must be performed and certified by a disinterested Texas

Registered Professional Land Surveyor in accordance with the ALTA/ACSM Land Title Survey standards jointly established by the American Land Title Association and NSPS, that meets the accuracy requirements of an Urban Survey, as defined therein, all subject to Purchaser's reasonable approval not to be unreasonably withheld, conditioned, or delayed.

4.2 Title Commitment. Within thirty (30) days after the execution of the Agreement, Escrow Agent shall furnish to Purchaser a preliminary TLTA T-1 Title Commitment for the Property issued by Charter Title Company (the "***Title Company***") in the full amount of the Purchase Price, covering title to the Property on or after the date hereof, showing Seller as owner of the Property in fee simple, and (the "***Title Commitment***"), together with legible copies of all instruments and documents referred to therein as exceptions to title to the Property (the "***Exception Documents***"), and containing the following special endorsements (collectively, the "***Special Title Endorsements***"): T-19.1 (restrictions, encroachments and minerals), T-23 (Access) and the general exceptions modified for shortages in area and rights of parties only as shown in leases (the "***Owner Policy***"), insuring fee simple, indefeasible title to the Property in Purchaser. Any costs of the Special Title Endorsements shall be paid by Purchaser.

4.3 Review of Survey and Title. Purchaser shall have the right (the "***Title Review Period***") until the date that is ten (10) days prior to the expiration of the Feasibility Period, to review and give Seller written notice (the "***Title Objection Notice***") of its objection to any matter appearing in the Title Commitment, on the Survey and/or any exception to title reflected by the Exception Documents (the "***Title Objections***").

(a) If Purchaser does timely deliver to Seller such written objections, Seller shall, within five (5) days after Seller's receipt of Purchaser's written objections (the "***Response Period***"), use its reasonable efforts to remedy such objections and notify Purchaser of which objections Seller will cure prior to Closing (the "***Cure Notice***"); provided, however, that Purchaser shall be deemed to have objected to and Seller shall have the absolute obligation to cure or remove all liens of any kind against the Property (the same to automatically be considered Title Objections regardless of whether or not Purchaser delivers to Seller a Title Objection Notice), including, without limitation, mortgage liens, security interests, tax liens, abstracts of judgment, environmental liens, and materialmen's and mechanic's liens (collectively, "***Liens***"). If Seller does not, on or before the expiration of the Response Period, notify Purchaser which title objections Seller is unable to cure, Purchaser may, at its sole option, (i) accept such title as Seller can deliver and proceed to Closing notwithstanding such Title Objections, in which event such Title Objections shall be deemed "***Permitted Exceptions***," provided, however, that such election shall have no effect on Seller's obligation to cure or remove all Liens; or (ii) terminate this Agreement by written notice to Seller within ten (10) days after the expiration of the Response Period, in which event the Earnest Money (with all interest earned thereon but not the Independent Agreement Consideration) shall be immediately returned to Purchaser, and neither Seller nor Purchaser shall have any further obligations under this Agreement except for such obligations which expressly survive the termination of this Agreement. Permitted Exceptions shall include real estate taxes and assessments, both general and special, which are a lien but are not yet due and payable.

(b) In the event Purchaser fails to timely deliver to Seller the Title Objection Notice, Purchaser shall be deemed to have elected to accept the title to the

Property as reflected in the Title Commitment and any exceptions contained therein shall be deemed Permitted Exceptions; provided, however, that such election shall have no effect on Seller's obligation to cure or remove all Liens and in no event shall Liens be Permitted Exceptions.

(c) If at any time after the Title Review Period, any update to the Title Commitment disclosed any additional items that materially adversely affect title to the Property that did not previously appear in the Title Commitment and that Purchaser disapproves, in its reasonable discretion (each, a "***New Exception***"), Purchaser shall have a period of five (5) business days from the date of its receipt of such update to review and notify Seller in writing of Purchasers disapproval of such New Exception (the "***New Exception Objection Notice***"). In such event, such New Exception shall constitute further Title Objections and be subject to the same procedures set forth above except that Seller's Cure Notice shall be due three (3) business days after receipt of the New Exception Objection Notice and the deadline for Purchaser to elect to terminate the Agreement as a result thereof shall be three (3) business days after receipt of Seller's Cure Notice or at the end of such three (3) business day period should Seller fail to provide a Seller's Cure Notice. Notwithstanding any provision to the contrary, the Closing shall be extended as necessary to allow the parties the notice and cure periods provided in this subsection. If Purchaser terminates during such period of the three (3) business days after the receipt of Seller's Cure Notice or at the end of such three (3) business day period should Seller fail to provide a Seller's Cure Notice, then the Earnest Money (with all interest earned thereon and the Additional Deposit (if applicable) but not the Independent Agreement Consideration) shall be immediately returned by the Title Company to Purchaser.

4.4 Conveyance. Seller must convey to Purchaser good and clear record marketable and insurable fee simple absolute title to the Property by Deed (as defined below) running to Purchaser, free and clear of all Liens and encumbrances except the Permitted Exceptions.

ARTICLE V

FEASIBILITY PERIOD; DUE DILIGENCE MATERIALS; SERVICE CONTRACTS

5.1 Feasibility Period.

(a) Purchaser shall have the right for a period of ninety (90) days from the Effective Date (such period is referred to herein as the "***Feasibility Period***") to enter the Property for the purposes of performing its due diligence and inspections of the Property. Purchaser may terminate this Agreement, for any reason or no reason, in its sole discretion by giving written notice of such election (which may be delivered solely by e-mail) (a "***Termination Notice***") to Seller on any day prior to and including the on or before 5:00 p.m. (Central Time) on the last day of the Feasibility Period, in which event the Earnest Money shall be returned forthwith to Purchaser, and, except as expressly set forth herein, no party shall have any further liability or obligation hereunder. Alternatively, Purchaser may give written notice of its election to waive its termination right under this Section 5.1(a) (which may be delivered solely by e-mail) (a "***Notice to Proceed***") to Seller at any time prior to the expiration of the Feasibility Period. If Purchaser has not delivered

a Notice to Proceed prior to the expiration of the Feasibility Period, then Purchaser shall be deemed to have timely given a Termination Notice immediately prior to the expiration of the Feasibility Period, in which event the Initial Earnest Money (with all interest earned thereon) less the Independent Agreement Consideration within two (2) business day after receiving the termination notice from Purchaser, shall be returned forthwith from the Title Company to Purchaser without Seller's consent, and, except for the Surviving Obligations, neither party shall have any further liability or obligation to the other hereunder. However, in the event that Purchaser delivers a Notice to Proceed prior to the expiration of the Feasibility Period, the contingency provided for in this Section 5.1(a) no longer shall be applicable, this Agreement shall continue in full force and effect and the Earnest Money shall become nonrefundable to Purchaser except as otherwise set forth in this Agreement.

(b) In the event Purchaser needs to extend the Feasibility Period by a maximum of sixty days (60) (the "***Extended Feasibility Period***"), Purchaser shall place an additional deposit in the amount of Fifty Thousand and NO/100 Dollars ($50,000.00) (the "***Feasibility Extension Deposit***" which Feasibility Extension Deposit together with the Initial Earnest Money are collectively referred to herein the "***Earnest Money*** "; provided however, that in the event that the Feasibility Extension Deposit is not made hereunder and Purchaser waives (and is not deemed to have terminated) this Agreement prior to the expiration of the Feasibility Period, then all references herein to the Earnest Money shall refer to the Initial Earnest Money) with the Title Company, no later than the expiration of the Feasibility Period. Notwithstanding anything to the contrary in this Article V, the Feasibility Period, as extended, by the applicable Extended Feasibility Period, shall hereinafter be referred to collectively as the "***Feasibility Period***." If Purchaser elects to terminate this Agreement or deemed to have elected to terminate this Agreement in accordance with Section 5.1(a) during the Feasibility Period, the Feasibility Extension Deposit (to the extent actually made by Purchaser) shall be released to Seller and the Initial Earnest Money Deposit shall immediately be returned to Purchaser, without any additional consent from Seller and the parties shall have no furtherer obligations hereunder except the Surviving Obligations.

(c) Provided Purchaser does not terminate (and is not deemed to have terminated) this Agreement prior to the expiration of the Feasibility Period, Purchaser shall be permitted continued access to the Property from the end of the Feasibility Period through Closing in connection with Purchaser's continued due diligence efforts. From and after the Effective Date of the Agreement (both during the Feasibility Period and thereafter), Seller shall grant to Purchaser and its agents and duly authorized representatives the right to enter the Property for purposes of conducting its due diligence and inspection of the Property. Seller shall make available to Purchaser, all of the records of the Property related to the ownership and operation thereof and all third-party tests and reports with respect to the Property including legible copies of documents affecting the Property, copies of any fault studies and nearby geotech studies, and copies of any environmental site assessment reports and wetlands determination reports that are in Seller's possession or control with respect to the Property within five (5) business days following the full execution of the Agreement. Such documentation shall be uploaded into a data room for Purchaser to access the documents. Purchaser shall be entitled to make such tests, inspections, and verifications as they may deem reasonably necessary, including hazardous material and environmental inspections. Seller shall also cooperate in facilitating or participating in discussions and

meetings, as needed, with any power utility or telecommunications company that serves or could serve the Property. The inspections performed by Purchaser as part of its due diligence may include a wetlands determination and delineation, geotech surveys, Phase I environmental inspection of the Property and a Phase II environmental inspection; provided, however, that in connection with any Phase II environmental inspection, the scope of the work and the party who will perform the work shall be subject to Seller's review and approval, not to be unreasonably withheld, conditioned, or delayed.

(d) On or before the Closing Date, Seller shall, at its sole cost and expense, terminate: (i) all Service Contracts, except for any Service Contracts which Purchaser elects (in its sole discretion) to assume, by written notice to Seller on or before the date that is ten (10) days prior to the Closing Date (all such Service Contracts which Purchaser elects to assume, the "**Assumed Contracts**"); and (ii) any agreements with respect to the provision of any type of management services and leasing services for the Property. Seller shall indemnify, defend, and hold Purchaser and the other Purchaser Related Parties harmless from and against any and all liability, claims, counterclaims, actions, damages, judgments, penalties, costs, and expenses (including without limitation, reasonable attorneys' fees) in connection with any liability arising under or in any way relating to the Service Contracts (other than the Assumed Contracts), the termination thereof, and the release by the counterparty thereto, all subject to the damages cap set forth in Section 13.3.

5.2 Indemnity and Insurance. Purchaser agrees to indemnify, protect, defend and save Seller harmless from and against any and all damages, costs, injuries and liabilities to the Property and/or any persons or property of any person which may occur by reason of or in connection with any inspections, tests, surveys, studies or other entry upon or use of the Property by Purchaser or its agents pursuant to this Article V; but expressly excluding losses arising out of latent defects, the displacement or disturbance of Hazardous Materials not placed on the Property by Purchaser or its consultants, the discovery of pre-existing conditions, the negligence or misconduct of Seller, or any diminution in value in the Property arising from, or related to, matters discovered by Purchaser during its investigation of the Property. During the Feasibility Period, Purchaser agrees to maintain commercial general liability insurance with limits of not less than $1 million per occurrence and $2 million in the aggregate to protect the Seller from any damages that may result from Purchaser's inspection of the Property. The foregoing provisions in this Section 5.2 shall survive the termination of this Agreement; provided, however, Seller must submit any claim for indemnification under this Section 5.2 in writing to Purchaser within one hundred twenty (120) days following the earlier to occur of the Closing or the termination of this Agreement.

## ARTICLE VI
## REPRESENTATIONS, WARRANTIES, AND COVENANTS

6.1 Representations of Seller.

PURCHASER AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN SECTION 6.2, IN ANY DEVELOPMENT AGREEMENT (AS DEFINED BELOW), AND IN THE SPECIAL WARRANTY OF TITLE OR OTHER CLOSING DOCUMENTS (COLLECTIVELY, THE "***SELLER REPRESENTATIONS***"), SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR TYPE WITH

RESPECT TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE PROPERTY, THE AVAILABILITY OF UTILITIES TO THE PROPERTY, THE DEVELOPMENT OF THE PROPERTY, OR THE PROFITABILITY, HABITABILITY, MARKETABILITY OR SUITABILITY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE. PURCHASER ASSUMES FULL RESPONSIBILITY FOR INSPECTING THE PROPERTY AND FOR ASCERTAINING WHETHER IT WISHES TO PROCEED WITH THE TRANSACTION HEREIN CONTEMPLATED. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF ANY INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE OR OTHER PERSON. PURCHASER AGREES THAT THE PROPERTY IS TO BE SOLD TO AND ACCEPTED BY PURCHASER AT CLOSING IN ITS THEN PRESENT CONDITION "AS IS, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED" (OTHER THAN THE SELLER REPRESENTATIONS). SELLER WILL HAVE NO OBLIGATION OR LIABILITY IF PURCHASER IS UNABLE TO OBTAIN NECESSARY AGREEMENTS FROM THIRD PARTIES TO FACILITATE DEVELOPMENT OF THE PROPERTY. NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY, THE PROVISIONS OF THIS SECTION 6.1 SHALL NOT RELEASE SELLER FROM LIABILITY FOR (OR FAILURE TO COMPLY WITH ANY MATERIAL COVENANT, OBLIGATION, AGREEMENT, REPRESENTATION OR WARRANTY OF SELLER SET FORTH IN THIS AGREEMENT, INCLUDING SECTION 6.2, OR (B) ANY SELLER'S FRAUD, ALL OF WHICH SHALL BE SUBJECT TO THE LIMITATIONS EXPRESSLY SET FORTH HEREIN.

6.2 Subject to the provisions of Section 6.1, Seller represents, warrants and covenants to Purchaser the following as of the Effective Date, which representations and warranties shall be deemed to be remade at Closing and shall survive Closing:

(a) Authority. Seller has been duly organized and is validly existing under the laws of the state of its organization. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so. This Agreement and all of the documents to be delivered by Seller at Closing will be authorized and properly executed and will constitute the valid and binding obligations of Seller, enforceable in accordance with their terms.

(b) Fee Title; Liens. Seller now has and shall have at Closing good and indefeasible title to the Property in fee simple absolute, free and clear of all Liens (other than any Liens that will be released at or prior to Closing), and subject only to the Permitted Exceptions. No party other than Seller and Purchaser has any rights in or to occupy all or any part of the Property. Seller has not transferred, mortgaged, assigned or pledged the Property or any interest therein to any other party and the Property are not subject to any liens or encumbrances, superior to, or equal in priority with, Purchaser's interests (other than any Liens that will be released at or prior to Closing).

(c) Condemnation; Legal Action. To Seller's Knowledge (as hereinafter defined), there is no pending or threatened claims, suits, proceedings, actions, condemnation, planned public improvements, annexation, special assessments, zoning or subdivision changes, land use proceeding, or violations of any applicable Environmental Laws, against or relating to the Property or against Seller. The term "***Environmental Law***" means any federal, state, municipal or local law, rule, regulation, statute, ordinance, directive or order of any governmental agency or entity now or hereinafter in effect relating to (i) the control of any potential pollutants or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (iii) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601 et seq.), Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §§ 11001 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 5101 et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R. Section 1910.1001 and 1926.58), and any state or local counterpart or equivalent of any of the foregoing, and any related federal, state or local transfer of ownership notification or approval statutes.

(d) Governmental Requirements. To Seller's Knowledge, Seller has complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions pertaining to and affecting the Property and that Seller's performance of this Agreement will not result in any breach of, or constitute any default under, or result in imposition of, any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property might be bound and Seller has received no written notice of any violations of any of the foregoing.

(e) Environmental. Seller has not received written notice from any governmental authority that there are Hazardous Materials stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations as of the date of this Agreement and during Seller's ownership, Seller has not stored any Hazardous Materials at the Property. To Seller's knowledge, there are no underground storage tanks at the Property. For purposes of this Agreement, the term "***Hazardous Materials***" shall mean any substance which is or contains: (i) any "hazardous substance" as now defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("***CERCLA***") or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now defined the

Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("***RCRA***") or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls ("***PCBs***") or PCB-containing materials or fluids; (vii) radon gas; (viii) natural gas, synthetic gas and any mixtures thereof, (ix) any pathogen, toxin or other biological agent or condition, including but not limited to, any fungus, mold, mycotoxin or microbial volatile organic compound, (x) any perfluorinated chemicals or per and polyfluoroalkyl substances, including, but not limited to, perfluorooctane sulfonate, perfluorooctanoic acid, perfluorobutane sulfonate, polytetrafluoroethylene, perfluoroalkyl acid, C-8 or C8, GenX, including hexafluoropropylene oxide, perfluorohexanoic acid, perfluorohexane sulfonate, perfluorononononaoic acid, fluoroalkanoic acide, perfluoroheptanoic acid, perfluorobutane sulfonic acid, and fluorinated surfactants and repellants, and any precursor of any such chemicals, substances or compounds, any additive to any such chemicals, substances or compounds, and any derivative of any such substances, or (xi) any other chemical, substance or waste that is regulated under any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation.

(f) Terrorist Organizations Lists. Neither Seller, nor to Sellers' Knowledge without inquiry, any of its respective partners, members, shareholders, owners, employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on the OFAC's Specially Designated and Blocked Persons List or the Foreign Sanctions Evaders List) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism or the May 1, 2012 Executive Order Prohibiting Certain Transactions with and Suspending Entry into the United States of Foreign Sanctions Evaders with respect to Syria and Iraq), or other governmental action.

(g) Pending Actions. Seller has not received any written notice relating to the operation of the Property from any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, that, Seller is not in compliance with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Seller or the Property.

(h) Insurance. No notice has been received from any insurer, nor is any anticipated advising Seller of any condition of the Property which would render any insurance policy void or voidable or would increase the premium charged therefor (except for such premium increases charged in the ordinary course of business).

(i) No Violations. As of the Effective Date, Seller shall not knowingly take any action that may cause the Property to become in violation of any applicable statute, law, rule, regulation, ordinance or Environmental Law.

(j) No Encumbrances. As of the Effective Date, Seller shall not take any action which will encumber the Property before or after Closing, including, without limitation, the execution or delivery of any easement, restriction, lien, lease, or other encumbrance affecting the Property, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(k) Tax Exemptions; Tax Appeals. There may be special valuation tax exemptions (including, without limitation, special valuation agricultural exemptions) of the Property currently in effect that may result in roll-back taxes due to a change in land usage or ownership. Roll-back taxes would be the obligation of the Seller. There are no tax appeals, tax certiorari proceedings, tax reduction proceedings, tax protests or special assessment proceedings pending with respect to the Property. Seller has paid all taxes and assessments due and payable by Seller to the applicable governmental authority that are due as of the Effective Date.

(l) Contracts or Leases. Other than this Agreement, Seller has not entered into any outstanding options or contracts for the sale, rights of refusal, exchange or transfer of the Property or any portion thereof. This Agreement supersedes any and all prior agreements, verbal or written, and other arrangements and promises with regards to the Property. No party has an option or right to purchase or lease the Property (or any portion thereof) except for Purchaser. There exist no possessory interests in the Property pursuant to leases, subleases or licenses or any other agreement, except this Agreement and the Permitted Exceptions.

(m) Bankruptcy of Seller. Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, or (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or no judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets.

(n) Foreign Person. Seller is not a foreign person within the meaning of Sections 1445(f)(3), 7701(a)(1) and 7701(a)(5) of the Internal Revenue Code.

(o) Special Assessments. Seller has no Knowledge or written notice of any proposed public improvements or condemnations which may result in special assessments or in any reduction in the usefulness of the Property.

(p) Unrecorded Easements; Wetlands. Seller has no knowledge of any private or unrecorded easements affecting the Property and no part of the Property is a wetlands within the meaning of applicable federal and state law and regulations.

(q) Permits. Seller has provided Purchaser with true and complete copies of all material permits, licenses, approvals and easements mandated or necessary in order to permit Seller to carry on its business at the Property in the possession of Seller (each, a "***Permit***", collectively, the "***Permits***"). Each Permit: (i) is in full force and effect and no suspension, cancellation or amendment of any such Permit is pending or has been

threatened and (ii) is transferable and will not be revoked, invalidated, violated or otherwise adversely affected by the consummation of this transaction.

(r) Employees. Seller has never had and current has no employees.

(s) Service Contracts. Except as disclosed in Exhibit "F" attached hereto, there are no service, maintenance, supply, leasing, brokerage, listing, and/or other contracts (along with all amendments and modifications thereof, the "***Service Contracts***") affecting the Property, and the information set forth therein is accurate as of the date hereof. Each of the Service Contracts can and, at Purchaser's option, shall be terminated by Seller on or before the Closing Date. The Seller has performed all its obligations under each of the Service Contracts and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default by any party under any of the Service Contracts. Seller has delivered to Purchaser true, correct, and complete copies of all Service Contracts.

(t) Construction Work. (a) Seller has not (i) made, ordered or contracted for any capital improvements to be made on or to the Property which have not been completed and paid for in full, or (ii) ordered materials for any such capital improvements which have not been completed and paid for in full, and (b) there are no outstanding or disputed claims for any work or item performed in connection with any capital improvements at the Property.

(u) Delivered Materials. All items delivered or to be delivered by Seller pursuant to this Agreement, are true and accurate copies thereof.

For purposes of this Agreement, "***Knowledge***" means current awareness or knowledge of Matt Fleming who is the most knowledgeable employee of Seller with respect to the Property. Seller's warranties and representations set forth in this Section 6.2 of the Agreement shall be remade and certified in writing as true and correct in all material respects as of the Closing Date (defined below). The provisions of this Section 6.2 shall survive the Closing.

6.3 Representations of Purchaser. Purchaser hereby represents to Seller that:

(a) Authority. Purchaser has the full right, power and authority, and has taken all requisite action to enter into this Agreement, and as of the Closing Date, shall have the full right, power and authority to purchase the Property as provided in this Agreement and to carry out its obligations as set forth hereunder.

(b) Terrorist Organizations Lists. Neither Purchaser, nor any of its respective partners, members, shareholders, owners, employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on the OFAC's Specially Designated and Blocked Persons List or the Foreign Sanctions Evaders List) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism or the May 1, 2012 Executive Order Prohibiting

Certain Transactions with and Suspending Entry into the United States of Foreign Sanctions Evaders with respect to Syria and Iraq), or other governmental action.

(c) As of the Effective Date, the Purchaser has the required financial ability to undertake and complete the Purchaser's Obligations after Closing as set forth in Section 9.6.

6.4 CPNID; Navigation District; City of Baytown: Restrictive Covenants.

(a) Purchaser has been informed that the Property is located within the Cedar Port Navigation and Improvement District (CPNID), a governmental entity established by the 73rd Legislature, Regular Session 1993 of the State of Texas. Purchaser has further been informed that the Property is located within the Chambers-Liberty Counties Navigation District (the "***Navigation District***"), a governmental entity established by the Legislature of the State of Texas. A copy of the acts establishing CPNID and the Navigation District is included as Exhibit C attached hereto and made a part hereof. Further, Purchaser has been provided the Notice to Purchasers as required by the Texas Water Code Section 49.452 regarding CPNID, attached as Exhibit D hereto and made a part hereof (the "***Notice to Purchasers***"), which shall be signed by Seller and Purchaser at Closing.

(b) Purchaser is also aware that the Property is located in the City of Baytown's extraterritorial jurisdiction and may be subject to the Industrial Tax District of the City of Baytown.

(c) Exhibit D attached hereto and incorporated herein for other disclosures.

ARTICLE VIITHE PROPERTY MAY BE SUBJECT TO CERTAIN RECORDED RESTRICTIVE COVENANTS
CONDITIONS PRECEDENT

7.1 The following shall be conditions precedent to Purchaser's obligations hereunder:

(a) All of Seller's representations and warranties shall be true and correct in all material respects and Purchaser shall have received a certificate certifying such representations and warranties.

(b) Seller shall not have caused any title exceptions, defects or encumbrances (other than the matters reflected in the Permitted Exceptions) to affect the Property.

(c) There shall be no pending litigation seeking (i) to enjoin the consummation of the sale and purchase hereunder, (ii) to recover title to the Property or any part thereof or any interest therein, or (iii) to enjoin the violation of any law, rule, regulation or restrictive covenant that may be applicable to the Property.

(d) From the Effective Date until Closing, there shall have been no adverse change to the Property or any part thereof.

(e) The Title Company shall be irrevocably committed to issuing to Purchaser (or Purchaser's designee) the Owner Policy.

(f) Prior to the Closing, all covenants and other obligations of Seller, including all the matters listed in Article VIII of this Agreement, shall have been fully and timely performed or delivered, as the case may be, to Purchaser's reasonable satisfaction.

(g) On or before the Closing, Seller shall have delivered all of the Closing documents into escrow for the benefit of Purchaser that are listed in Section 9.4 below.

7.2 If any of the above-described conditions precedent to Purchaser's obligations hereunder is not satisfied, Purchaser may, at its option, (1) waive such condition and close this transaction, or (2) terminate this Agreement by notice in writing to Seller and immediately receive back the Earnest Money (together with all interest accrued thereon). In addition, with respect to the failure of Seller to perform any condition set forth in Section 7.1 is not satisfied or waived on or prior to the Closing Date, then Purchaser may if such failure of condition constitutes a default under this Agreement, after appropriate notice and an opportunity to cure, pursue its remedies under Section 13.

## ARTICLE VIII
## INTERIM RESPONSIBILITIES OF SELLER

8.1 During the period between the Effective Date of this Agreement and the date of Closing, Seller hereby covenants and agrees that:

(a) Seller will advise Purchaser promptly of any litigation, arbitration, condemnation, annexation, zoning or administrative hearing concerning or affecting the Property.

(b) Seller will not take any action or omit to take any action that would have the effect of violating any of the representations and warranties of Seller contained in the Agreement.

(c) Seller will (i) maintain and operate the Property in a good and businesslike manner and the same manner as Seller has previously maintained and operated the same, (ii) not commit or permit to be committed any waste to the Property including any excavation or dumping (other than clearing and grubbing the site in anticipation of Closing), and (iii) continue all insurance policies concerning the ownership, operation, use and enjoyment of the Property in full force and effect and neither cancel, amend nor renew any of the same without Purchaser's prior written consent.

(d) Except as set forth in this Agreement, Seller shall not, without Purchaser's written consent, which consent may be withheld in Purchaser's sole discretion, enter into or permit any agreements, contracts or licenses, liens, encumbrances, easements,

covenants or restrictions or apply for any annexation, zoning or subdivision changes that will be binding on Purchaser and/or the Property on or after the Closing Date.

(e) Seller shall assist Purchaser with its applications and inquiries in connection with Seller obtaining approvals for the development of the Property, all at no expense to Seller, save and except any actual costs which Seller may be required to expend.

## ARTICLE IX
## CLOSING

9.1 Closing Date. The date of closing (the "***Closing Date***") shall be, and the event of closing (the "***Closing***") shall occur fifteen (15) days after the expiration of the Feasibility Period. The Closing shall take place in the offices of the Title Company or as otherwise agreed by Seller and Purchaser, at such hour as Seller and Purchaser may mutually agree. Neither party shall have the obligation to have an authorized representative physically present at the Closing.

9.2 Closing Costs.

(a) At Closing, Seller shall pay (i) any reasonable inspection fees charged by the Title Company in connection with the issuance of the Owner Policy without exception for parties in possession, if the Title Company consents to so issue the Owner Policy without such exception, (ii) the cost of the Owner Policy in the amount of the Purchase Price and the cost to modify the areas and boundaries exception in the Owner Policy to read "shortages in area" only, (iii) the cost of satisfying any Liens not deemed Permitted Exceptions, (iv) Seller's legal fees, (v) any and all conveyance fees or transfer and intangible taxes on the sale and conveyance contemplated hereunder, (vi) the cost of the Survey, and (vii) one-half (1/2) of any escrow or closing fee charged by the Title Company and the cost of any tax certificates or municipal and utility lien certificates.

(b) At Closing, Purchaser shall pay (i) the cost for any extended coverages or endorsements to the Owner Policy required by Purchaser, (ii) Purchaser's legal fees, and (iii) one-half (1/2) of any escrow or closing fee charged by the Title Company.

9.3 Prorations.

(a) Closing Prorations. Real estate and ad valorem taxes and other normal and customarily pro-ratable items (e.g., assessments payable under any reciprocal easement agreement, declaration, CC&R or other similar agreement or similar instrument affecting the Property) shall be prorated as of 12:01 a.m. (midnight) on the Closing Date, based upon actual days involved. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited or charged to Purchaser, and the portion thereof applicable to periods ending as of Closing shall be credited or charged to Seller.

(b) Final Adjustment. If final prorations cannot be made at Closing for any item being prorated under this Section 9.3, including taxes, then Purchaser and Seller agree to allocate such items as of the Closing Date and provide to each other prorations at the Closing based upon the latest ascertainable bills (including the tax bills). As soon as

invoices or bills are available, with final adjustment to be made as soon as reasonably possible after the Closing, to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within thirty (30) days after receipt of written notice.

(c) Survival. The terms and provisions of this Section 9.3 shall survive the Closing.

9.4 Seller's Obligations at Closing. At the Closing, Seller shall, at Seller's sole cost and expense (except as otherwise set forth herein), deliver, or caused to be delivered, to the Title Company the following documents, each of which shall be duly executed and, where appropriate, acknowledged, together with any and all items or instruments necessary or appropriate thereto:

(a) Deed. A special warranty deed ("***Deed***"), in form and substance as agreed by the parties during the Feasibility Period (substantiality in the form attached hereto as Exhibit B), conveying fee simple title in the Property to Purchaser, subject only to the Permitted Exceptions.

(b) Bill of Sale. A bill of sale, in the form attached hereto as Exhibit "G", executed by Seller, conveying to Purchaser the fixtures and personal property as more particularly described therein.

(c) Affidavit as to Debts and Liens and Gap Undertaking. An affidavit(s) as to debts, liens and parties in possession in the form customarily used by the Title Company, certified to Purchaser and the Title Company, identifying no debts, liens or parties in possession that may affect the Property after the Closing and a "Gap" Undertaking if required by the Title Company in order to irrevocably commit to issue the Owner Policy on the Closing Date, in each case, in form and substance approved by Purchaser.

(d) Non-foreign Affidavit. An affidavit required pursuant to Section 1445 of the Internal Revenue Code (as amended, the "***Code***") stating, under penalties of perjury, that Seller nor any other party so swearing, is a foreign person within the meaning of Section 1445 of the Code.

(e) Evidence of Authority. Such evidence or documents as may be reasonably required by the Title Company, including, without limitation, evidence of the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property.

(f) Owner Policy. Seller will cause the Title Company to issue to Purchaser the Owner Policy, containing no exception to title other than: (i) the standard printed exceptions in Schedule B to the Title Commitment, and the Survey exception shall be amended to read "shortages in area" only; and (ii) the Permitted Exceptions.

(g) Certificate of No Change. A certificate of no change, executed by Seller, of Seller's representations set forth in Section 6 above and reaffirming such warranties and representations as of the Closing Date.

(h) General Assignment. A general assignment, executed by Seller, assigning to Purchaser any permits, warranties, guaranties and indemnities relating to the Property, to the extent that such items are assignable.

(i) Utility Easements. Easement agreements executed and in recordable form in favor of Purchaser as required hereunder.

(j) Closing Statement. A closing statement in form reasonably satisfactory to the parties reflecting the prorations and apportionments of the Purchase Price as required by the terms and provisions contained in this Agreement (the "***Closing Statement***"), executed by Seller and Purchaser;

(k) Other Deliveries. Any other additional documents and instruments as in the mutual opinion of Purchaser's counsel and Seller's counsel are reasonably necessary to the proper consummation of this transaction.

9.5 Purchaser's Obligations at Closing. At the Closing, Purchaser shall, at Purchaser's sole cost and expense (except as otherwise set forth herein), deliver, or caused to be delivered, to the Title Company the following documents:

(a) Cash Funds. The cash consideration required pursuant to Section 2.1;

(b) Evidence of Authority. Such evidence or documents as may be reasonably required by the Title Company, including, without limitation, evidence of the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the sale of the Property.

(c) Delivery of an executed Exhibit "E" in accordance with Section 9.6(b):

(d) Other Deliveries. Any other additional documents and instruments as in the mutual opinion of Purchaser's counsel and Seller's counsel are reasonably necessary to the proper consummation of this transaction.

9.6 Purchaser's Obligations After Closing:

(a) Tax Compliance. Purchaser and/or any successors in title for the benefit of Cedar Port Navigation and Improvement District ("***CPNID***") agree to maintain on the Property a combined taxable assessed valuation (the "***Taxable Assessed Valuation***") of the Property and all improvements, personal property and other property subject to ad valorem taxation of no less than Twenty Million and no/100 Dollars ($20,000,000.00) (the "***Minimum Taxable Assessed Valuation***") starting on the sooner of (a) once the Property is fully developed by Purchaser, or (b) January 1, 2029. The Taxable Assessed Valuation of the Property shall be determined annually in

accordance with the taxable assessed valuation as determined by the Chambers County Central Appraisal District in accordance with the Texas Property Code.

(b) The obligation to maintain the Minimum Taxable Assessed Valuation shall be for a ten (10) year period (the "***Applicable Period***"). The Applicable Period shall begin on January 1 following the year in which the improvements on the Property are completed and included on the Chambers County tax rolls, but in any event no later than January 1, 2028.

To the extent that the Taxable Assessed Valuation for the Property in any given taxable year during the Applicable Period is less than the Minimum Appraised Value, Purchaser and/or its successor in title, shall pay to CPNID the difference between taxes on the Property that would be due CPNID at the Minimum Taxable Assessed Valuation and the taxes due to CPNID based on the actual Taxable Assessed Valuation for the Property. Solely for purposes of calculation of any shortfall as a result of a failure of Purchaser and/or any successors in title to meet or exceed the Minimum Taxable Assessed Valuation and notwithstanding the actual tax rate that may be in effect at the time, the tax rate utilized in connection with the calculation of any shortfall payment due CPNID shall be calculated at the then applicable tax rate for the district subject to a maximum tax rate of $0.72 per $100.00. The maximum rate is established solely for purposes of any shortfall calculation and shall not be a cap on the tax rate that may be charged by CPNID which may be adjusted annually subject to statutory limitations.

> Example 1: The Taxable Assessed Valuation for the Property in 2029 is $20,000,000.00, so Purchaser would pay to CPNID $216,000.00 based on a current rate of $0.72 per $100.00 rate. i.e., $20,000,000 divided by $100 = 200,000.00 200,000.00 X $0.72 = $144,000.00.

> Example 2: The Taxable Assessed Valuation for the Property in 2029 is $10,000,000.00, so Purchaser would pay to CPNID $72,000.00 based on a $0.72 per $100.00 rate. i.e., $10,000,000.00 divided by $100 = 100,000.00 100,000.00 X $0.72 = $72,000.00. Additionally, Purchaser on or about the same day that the taxes were due would also pay to CPNID an additional $72,000.00 to compensate for the shortfall in the Minimum Taxable Assessed Valuation.

(c) Use Restriction. Purchaser will only utilize the Property (as defined herein) for the construction of a waste plastics recycling and sorting facility, and other related uses, including Biomass processing, Research and Development and other industrial uses and such other uses ancillary or incidental thereto. Purchaser will not construct a cross dock or front load warehouse that will be leased or subleased to other users unless such use is in connection with the permitted use set forth in the first sentence of this Section 9.6(c). This limitation will run with the land and be included in the deed or separate agreement (as Purchaser and Seller shall agree to). Subject to Section 17.3 Purchaser shall be entitled to sub-lease or resell the land unless such use is in contravention of the permitted use set forth in the first sentence of this Section 9.6(c). Purchaser will not construct any rail and drainage improvements without Cedar Port's prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed. A colored building perspective and site plan, including buildings, roads, gates, guard shacks, employee parking, trailer parking, container storage yards with stack height, laydown yards, outside material stockpiles, and conveyors will be submitted during the Feasibility Period. Cedar Port shall have ten (10) days to provide written notice to Purchaser of any objection to the site plans or colored building

perspective, or Cedar Port shall be deemed to have approved the site plans or colored building perspective. Purchaser shall provide Cedar Port with copies of all final plans and specifications for any improvements (including rail and drainage) to be constructed on the Property, including lighting, fencing and landscaping plans to include an area of greenery or other landscape features (trees, shrubs, ground covers, grasses or other natural vegetation) and Cedar Port or CPNID shall approve such plans, such approvals not to be unreasonably withheld, delayed or conditioned. Purchaser agrees to timely submit all such plans to Cedar Port for all of the necessary approvals.

(d) Special Conditions. Purchaser acknowledges that Seller and its affiliates are in the business of railcar and container storage at Seller Industrial Park. Purchaser will not construct rail track on the Property which results in rail track storage which would be utilized to directly compete with Seller Industrial Park except for storage for operations on the Property by Purchaser or its tenants (of any tier). Purchaser will not construct a container storage yard on the Property which results in third party storage which would be utilized to compete with Cedar Port Industrial Park except for storage for operations on the Property.

(e) ALL OF THE TERMS AND PROVISIONS OF THIS SECTION 9.6 WILL EXPRESSLY SURVIVE THE CLOSING INDEFINITELY WILL RUN WITH THE PROPERTY AND WILL NOT MERGE INTO THE DEED AND OTHER DOCUMENTS TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING.

9.7 Sellers's Obligations after Closing. Seller agrees to use best efforts to cooperate with Purchaser and keep Purchaser apprised as to the status of each of the required items below. Purchaser agrees to cooperate in all efforts to obtain the services described below. In the event any of the following obligations are not completed by the times set forth below (and such delay is not as a result of Purchaser's action or inaction, i.e. Purchaser's failure to provide plans and specifications required for the utility providers), and such failure continues more than thirty (30) days following written notice from Purchaser to Seller, Purchaser after providing notice to Seller may take such steps as may be reasonably necessary to cause such obligations to be completed and Seller shall reimburse Purchaser for any reasonable actual and direct out of pocket costs incurred by Purchaser in connection therewith. The following improvements will be provided by Seller as part of the land sale (at no additional expense to Purchaser)

(a) Two (2) months after Closing:

i. The Property will be cleared and grubbed.

(b) Four (4) months after building pad completion of the Property, but no sooner than six (6) months after Closing Purchaser will provide:

i. Water and domestic sewer to the adjacent right of way (tie in, tap, impact fee and meter expense is the responsibility of Purchaser; and Seller agrees to grant at no cost to Purchaser all necessary easements over its controlled land).

ii. Detention / off-site conveyance to the adjacent right of way (outfall expense is the responsibility of Purchaser and Seller agrees to grant at no cost to Purchaser all necessary easements over its controlled land).

iii. Power to the adjacent right of way (tie in, tap, impact fee and meter expense is the responsibility of Purchaser and Seller agrees to grant at no cost to Purchaser any necessary easements over its controlled land).

(c) Six (6) months after the building slab on the Property is complete but no sooner than nine (9) months after Closing the Seller will provide:

i. Heavy haul road to the right of way adjacent to the site (construction of curb cuts are the responsibility of Purchaser).

Purchaser acknowledges that some of the post-closing improvements contained in this Section 9.7 may be performed by CPNID and that the Seller may be reimbursed by CPNID for such improvements.

THE TERMS AND PROVISIONS OF THIS SECTION 9.7 SHALL SURVIVE THE CLOSING INDEFINITELY.

## ARTICLE X
## CONDEMNATION

10.1 Promptly upon obtaining Knowledge of the institution of any proceedings for the condemnation of the Property, or any portion thereof, or any other proceedings arising out of injury or damage to the Property, or any portion thereof, Seller will notify Purchaser of the pendency of such proceedings. In the event that any condemnation proceedings affecting the Property, or any material part thereof, shall be commenced or threatened prior to Closing, Purchaser may, at its option, (a) terminate this Agreement by notice in writing to Seller and receive back the Earnest Money (together with all interest accrued thereon) less the Independent Agreement Consideration, or (b) proceed to close this transaction and receive at Closing all of the right, title and interest of Seller in and to any condemnation proceeds or awards or sales price in lieu of condemnation.

## ARTICLE XI
## DESTRUCTION OR DAMAGE

11.1 Prior to the Closing Date, risk of loss with regard to the Property and the ownership, operation, management or maintenance thereof shall be borne by Seller. If, prior to the Closing Date, all or a material part of the Property is damaged or destroyed by fire or other casualty (meaning the cost to repair is in excess of one percent (1%) of the Purchase Price), Purchaser may, by written notice to Seller, given within thirty (30) days after Purchaser's receiving written notice of such casualty, elect to terminate this Agreement, and upon such termination, the Earnest Money (and all interest thereon) less the Independent Agreement Consideration shall be promptly refunded to Purchaser, and neither Purchaser nor Seller shall have any further rights or obligations.

ARTICLE XII
CONFIDENTIALITY

12.1 Seller and Purchaser agree to hold the information contained in this Agreement in strict confidence and not to disclose any term or condition contained in this Agreement to any person or entity other than their respective officers, directors, employees, members, managers, owners, attorneys, accountants and consultants (all of whom shall also agree to such confidentiality) for a period of two years. Seller further agrees not to disclose the interest of Purchaser in acquiring the Property to any person or entity other than its attorneys, accountants and consultants (all of whom shall also agree to such confidentiality). Purchaser and Seller further agree to avoid discussing with, or disclosing to, any third parties (except as otherwise designated by the other party or as otherwise permitted hereunder) any of the terms, conditions or particulars in connection with the transaction contemplated by this Agreement. Purchaser and Seller acknowledge and agree that this provision shall not be deemed breached if disclosure is required by applicable law or is otherwise consented to by the non-disclosing party.

ARTICLE XIII
DEFAULT, AND REMEDIES

13.1 Default by Purchaser. If Seller is not in default hereunder and Purchaser refuses to consummate this Agreement on the Closing Date for reasons other than a Permitted Termination, Seller, as its sole and exclusive remedy, shall be entitled to terminate this Agreement and receive and retain the Earnest Money and Independent Agreement Consideration (exclusive of interest) as liquidated damages, it being agreed that this sum represents a reasonable estimate, at the time of execution of this Agreement, of the damages Seller would incur in the event of Purchaser's default. In the event that Purchaser is in breach or default of this Agreement, Purchaser may elect, by notice to Seller given no later than three (3) business days prior to the Closing Date, to extend the Closing Date for a period of up to five (5) business days (the "***Closing Extension Period***") to attempt to cure and remedy such default, and the "Closing Date" shall be moved to the last day of the Closing Extension Period.

13.2 Default by Seller Prior to Closing. If Seller is in breach or is otherwise in default under this Agreement, Purchaser may, at Purchaser's sole option, elect to pursue the following:

(a) Terminate this Agreement by written notice delivered to Seller on or before ten (10) days after the date that should have been the Closing Date, in which event Purchaser shall be entitled to a return of the Earnest Money (together with all interest accrued thereon) less the Independent Agreement Consideration and Seller shall reimburse Purchaser for its third party out of pocket transaction and diligence costs incurred in connection with this Agreement up to $150,000;

(b) Enforce specific performance of this Agreement against Seller in an action that must be commenced with ninety (90) days of the Seller's default or Purchaser shall be deemed to have waived this remedy; provided however if the specific performance is factually impossible (such as in the case that the Property was conveyed to a third party) then in addition to terminating the Agreement and receiving return on the Earnest Money and reimbursement of its transaction costs (including without limitation, legal fees,

diligence costs and all other similar costs), Purchaser shall have the right to seek all damages incurred due to Seller's default; or

(c) Seek any other rights and remedies available at law or in equity.

13.3 Seller Default After Closing. If Seller is in breach or default, in each case in any respect, of any of its obligations, covenants or agreements hereunder that survive the Closing when performance is required, or if any of its representations and warranties hereunder or in any Closing Document should be false in any material respect and Purchaser shall first become actually aware of same after the Closing Date, then Purchaser shall give Seller written notice of such breach or default of such obligation, agreement covenant or representations and warranties hereunder and Seller shall have ten (10) Business Days from the date of receipt of such notice to cure (or cause to be cured) such breach or default. If Seller fails to cure (or cause to be cured) such breach or default within such ten (10)-Business Day period, then Seller shall be liable for all actual damages suffered by Purchaser due to such uncured breach or default up to $200,000.

13.4 Attorneys' Fees. If it shall be necessary for either Purchaser or Seller to employ an attorney to enforce its rights pursuant to this Agreement, the non-prevailing party shall reimburse the prevailing party for its reasonable attorneys' fees. The "prevailing party" within the meaning of this Section includes, without limitation, a party which agrees to dismiss an action on the other party's payment of some or all sums allegedly due or performance of some or all of the covenants allegedly breached, or which obtains substantially the relief sought by it.

13.5 No Consequential Damages. IN NO EVENT SHALL ANY PARTY BE ENTITLED TO PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES FOR THE BREACH OF THIS AGREEMENT., UNLESS SELLER INTENTIONALLY BREACHES THIS AGREEMENT AND AS A RESULT THEREOF, SPECIFIC PERFORMANCE IS NOT AVAILABLE, IN WHICH EVENT, PURCHASER SHALL HAVE THE RIGHT TO SEEK ALL ACTUAL DAMAGES AGAINST SELLER. INTENTIONAL BREACH MEANS AN ACTION OR OMISSION TAKEN OR OMITTED TO BE TAKEN THAT THE BREACHING PARTY INTENTIONALLY TAKES (OR FAILS TO TAKE) AND KNOWS (OR SHOULD REASONABLY HAVE KNOWN) WOULD, OR WOULD REASONABLY BE EXPECTED TO, CAUSE A BREACH OF THIS AGREEMENT

13.6 Notice. Seller and Purchaser shall each give the other written notice of default and the defaulting party shall have ten (10) days thereafter to cure such default.

13.7 Survival. THE TERMS AND PROVISIONS OF THIS ARTICLE XIII SHALL SURVIVE THE CLOSING INDEFINITELY.

## ARTICLE XIV
## COMMISSIONS

14.1 Cushman & Wakefield and PCR Brokerage Houston, LLC d/b/a Partners (the "***Brokers***") are the Brokers in this transaction and Seller shall be responsible for the payment of commissions pursuant to separate commission agreements. Purchaser hereto represents to Seller that it has not authorized any other broker or finder to act on its behalf in connection with the purchase hereunder and that it has not dealt with any other broker or finder purporting to act

on behalf of any other party, other than the Brokers. Seller and Purchaser hereto agree to indemnify and hold harmless the other from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by the indemnifying party or on its behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, other than the Broker. The foregoing provisions shall survive the Closing and the consummation of the transaction contemplated by this Agreement.

## ARTICLE XV
## NOTICE

15.1 Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed received: (i) upon receipt when personally delivered; or (ii) upon deposit when sent by nationally-recognized overnight courier service, charges prepaid, and properly addressed or (iii) when sent if sent by electronic mail. Notice sent by any other means shall not be effective for purposes of this Agreement. Either party may change its address for notice from time to time by delivery of at least ten (10) days prior written notice of such change to the other party hereto in the manner prescribed herein. For purposes of this subsection, the address of each party shall be that set forth below:

If to Seller:

TGS Cedar Port Partners, LP
1735 W. Cardinal Dr.
Beaumont, TX 77705
Attn: James Scott
jscott@TGSGROUP.com

With a copy to:

CRAIG H. CAVALIER
5555 West Loop South Suite #600
Bellaire, Texas 77401
(713) 621-4720 – Telephone
(713) 899-6089 – Cell

ccavalier@cavalierlaw.com

If to Purchaser: ABUNDIA GLOBAL IMPACT GROUP LLC
3652 White Eagle Drive
Naperville, IL 60564
j.gasik@abundiaglobalimpactgroup.com

With a copy to: Reed Smith LLP
10 South Wacker Drive
Chicago, IL 60606
Attention: Michael Galibois
MGalibois@reedsmith.com

## ARTICLE XVI
## MISCELLANEOUS

16.1 Governing Law. This Agreement is being executed and delivered, and is intended to be performed, in the State of Texas, and the laws of such State shall govern the validity, construction, enforcement and interpretation of this Agreement.

16.2 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the Property, and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

16.3 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable; the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

16.4 Parties Bound. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective heirs, personal representatives, successors and permitted assigns.

16.5 Further Acts. In addition to the acts recited in this Agreement to be performed by Seller and Purchaser, Seller and Purchaser agree to perform, or cause to be performed, on or after Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

16.6 Headings; References. Headings used in this Agreement are used for reference purposes only and do not constitute substantive matters to be considered in construing the terms of this Agreement. All references to "Sections" contained in this Agreement are, unless specifically indicated otherwise, references to paragraphs and subparagraphs of this Agreement.

All references to an "Exhibit" are, unless specifically indicated otherwise, references to exhibits, schedules, and attachments to this Agreement, which are incorporated into this Agreement by each such reference.

16.7 Construction. This Agreement and any exhibits hereto shall be construed without the aid of any canon or rule of law requiring interpretation against the party drafting or causing the drafting of an agreement or the portions of an agreement in question.

16.8 Multiple Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed an original instrument. This Agreement may be signed by use of electronic signatures, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act. To facilitate delivery of this Agreement, the parties may exchange executed counterparts of the signature page(s) hereof by facsimile, email, or other similar electronic transmission of an electronic copy hereof (e.g. "pdf" or "tif" file format).

16.9 Business Days. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the immediately following Business Day. As used herein, "Business Day" or "business day" shall mean any day other than a Saturday, Sunday or federal or Texas state holiday. Unless expressly indicated otherwise, (a) all references to time in this Agreement shall be deemed to refer to Central time, and (b) all time periods provided for under this Agreement shall expire at 5:00 p.m. Central time.

16.10 Effective Date. The "***Effective Date***" of this Agreement shall be the date that the last of Seller and Purchaser execute this Agreement as such date is stated on the signature line below each signature of this Agreement.

16.11 Assignment. Purchaser may assign its right, title and interest in and to this Agreement to affiliated entities without the prior written consent of Seller. In the event Purchaser intends to assign its rights hereunder, (a) Purchaser shall send Seller written notice of its request at least three (3) days prior to Closing, which request shall include the legal name and structure of the proposed assignee, and (b) Purchaser and the proposed Assignee shall execute an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller. Any unpermitted assignment by Purchaser without Seller's prior consent shall be null and void. Subject to the foregoing provisions of this Section, this Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns.

16.12 Approvals and Consents. Whenever the approval or consent of a party hereto is required, such approval or consent shall not be unreasonably withheld, conditioned, or delayed, unless otherwise stated in the provision concerning such consent.

16.13 Like-Kind Exchange Cooperation Clause. Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange under Section 1031 of the Code for either Purchaser or Seller. Each party hereby agrees to take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities, covenants and obligations of the parties to each other under the Agreement, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in the Agreement will be extended as a result thereof unless by mutual written agreement of the parties or pursuant to the last sentence of this Section 16.13. Notwithstanding anything to the contrary contained in the foregoing, if Seller so elects to close the transfer of the Property as an exchange, then (i) Seller, at its sole option, may delegate its obligations to transfer some or all of the assets under the Agreement, and may assign its rights to receive all or a portion of the Purchase Price from Purchaser, to a deferred exchange qualified intermediary (a "***QI***") or to an exchange accommodation titleholder ("***EAT***"), as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Seller pursuant to the Agreement; (iii) Seller shall remain fully liable for its obligations under the Agreement as if such delegation and assignment shall not have taken place; (iv) QI or EAT, as the case may be, shall have no liability to Purchaser; and (v) the closing of the transfer of the Property to Purchaser shall be undertaken by direct deed, assignment and other appropriate conveyance from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Purchaser or to EAT, as the case may be. Notwithstanding anything to the contrary contained in the foregoing, if Purchaser so elects to close the acquisition of the Property as an exchange, then (i) Purchaser, at its sole option, may delegate its obligations to acquire the Property under the Agreement, and may assign its rights to receive the Property from Seller, to a QI or to an EAT, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Purchaser pursuant to the Agreement; (iii) Purchaser shall remain fully liable for its obligations under the Agreement as if such delegation and assignment shall not have taken place; (iv) QI or EAT, as the case may be, shall have no liability to Seller; and (v) the closing of the acquisition of the Property by Purchaser or the EAT, as the case may be, shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Purchaser (or to EAT, as the case may be).

16.14 Exculpation. Each party's, shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of either party and the partners or members of either party assume no personal liability for any obligations entered into on behalf of Purchaser and/or Seller and their s individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of either party under this Agreement.

16.15 Waiver of Jury Trial. SELLER AND PURCHASER WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH: (i) THIS AGREEMENT; (ii) ANY DOCUMENT OR INSTRUMENT EXECUTED IN

CONNECTION WITH THIS AGREEMENT; (iii) ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN); OR (iv) ANY ACTION OF ANY PARTY. THE WAIVERS SET FORTH IN THIS SUBSECTION ARE MADE KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY BY BOTH PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SELLER AND PURCHASER IN AGREEING TO ENTER INTO THIS AGREEMENT.

## ARTICLE XVII
## DEVELOPMENT PROVISIONS

17.1 Last Look. Trans-Global Solutions, Inc. ("***TGS***"), which is an affiliate of Seller and the development and construction provider for the overall campus/project, shall have the right of first refusal/last look on providing all infrastructure and civil construction services, including site work, building pad, site stabilization, utilities including water, sewer and storm, railcar storage, natural gas supply, rail construction and rail/terminal services for the Property (the "***Civil Work***"). TGS will provide a competing bid within fifteen (15) days after Purchaser provides TGS a copy of Purchaser's then-preferred bid and all plans and specifications including a detailed scope of work and schedule. Purchaser shall have no obligation to hire TGS unless TGS agrees to provide the same scope of work as Purchaser's then-preferred bid for an equal or lower price and upon the same schedule and upon all other material terms . Seller acknowledges that Purchaser will have its own general contractor for purposes of its overall development and any award of Civil Work to TGS will be as a subcontractor.

17.2 Repurchase Option. Seller shall have the right to buy back the Property at 90% of the sale price if Purchaser has not commenced the development of any portion of the Property by the date that occurs thirty-six (36) months after Closing. The repurchase right will terminate after concrete foundations or structural footings for the primary structure on the Property are poured (the "***Development Commencement Date***"). Purchaser agrees that if Purchaser has not completed the required construction work by the Development Commencement Date, Seller shall have a right, but not the obligation, to repurchase the Property as described below (the "***Repurchase Right***"). In order to exercise the Repurchase Right, Seller shall deliver written notice to Purchaser of its intent to repurchase at any time after the expiration of the Development Commencement Date. If Seller provides such notice, the Property shall be conveyed to Seller at a closing to take place within thirty (30) days thereafter, unless Purchaser commences construction prior to Seller's exercise of such Repurchase Right or during such thirty (30) day period. At the closing of such repurchase, conveyance shall take place by special warranty deed, subject to the same exceptions of title set forth in the deed of conveyance to Purchaser, and any reasonable easements and restrictions placed upon the Property, for a total consideration equal to ninety (90%) of the Purchase Price (the "***Repurchase Price***"), and, at the time of conveyance, Seller shall pay Purchaser the Repurchase Price in readily available funds. Ad valorem taxes and assessments shall be prorated as of the date of such reconveyance as provided in this Agreement with respect to the original conveyance of the Property to Purchaser. If the title proposed to be conveyed to Seller is subject to any lien, encumbrance, or other defect that is not permitted in this Section 17.2 and arising by, through, or under Purchaser, Seller, in addition to all other rights and remedies that it may have at law or in equity, may remove any such lien, encumbrance or defect and deduct all costs and expenses incurred by Seller (including, but not limited to, reasonable attorneys' fees) from the amount of the Repurchase Price. Seller shall bear the cost of an Owner Policy to be issued by an underwriter reasonably acceptable to Seller, on the standard form of policy prescribed

by the Texas State Board of Insurance and in the full amount of the Repurchase Price. As used in this Agreement, the term "***Force Majeure***" shall mean fire, flood, storm, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, raw materials or components, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any governmental authority, riot, civil commotion, war, rebellion, acts of terrorism, nuclear accident or other acts of God, or acts, omissions or delays in acting by any governmental or military authority or the other party or other causes beyond the reasonable control of such party. A Memorandum of the Repurchase Agreement shall be in recordable form and shall include the provisions of this Article 17.2.

17.3 Right of First Refusal. At any time after Closing but prior to the date seven (7) years after Closing, if Purchaser receives or enters into a bona fide offer ("***Purchase Offer***") for the purchase of a part or all of any of the undeveloped Property described on Exhibit "A" (provided however, (i) if part or all of the undeveloped Property is desired by a third-party in connection with the other developed portion of the Property or (ii) the offer is for a portion of the undeveloped Property that encompasses 25% or less of the total Land and the balance of the Land not subject to the offer is developed (ie: concrete foundations or structural footings for the primary structure on the Property are poured), then the provisions of this Section 17.3 shall not apply), Purchaser shall offer the Seller the opportunity to purchase the undeveloped Property on the same other terms and conditions as the Purchase Offer. Purchaser shall give Seller written notice of a Purchase Offer (the "***ROFR Notice***") setting forth the terms and conditions of such Purchase Offer, including any closing date, upon which Purchaser has agreed to sell the Property to a third party. Seller shall then have a right of first refusal ("***Purchase ROFR***") to itself purchase the undeveloped Property described on Exhibit "A" on the same other terms and conditions as the Purchase Offer. Seller shall exercise the Purchase ROFR, if at all, by giving Purchaser a written notice thereof within five (5) business days after the date Purchaser delivers to Seller and Purchaser receives the ROFR Notice. The purchase shall then proceed to Closing under terms and conditions substantially similar to those set forth in the ROFR Notice.

17.4 SURVIVAL. NO MERGER WITH DEED. **ALL OF THE TERMS AND PROVISIONS OF THIS ARTICLE XVII WILL EXPRESSLY SURVIVE THE CLOSING INDEFINITELY WILL RUN WITH THE PROPERTY AND WILL NOT MERGE INTO THE DEED AND OTHER DOCUMENTS TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING.**

[***Remainder of page intentionally left blank. Signature page(s) to follow.***]

**IN WITNESS WHEREOF**, the parties hereto have executed this Agreement on date set forth below.

**<u>SELLER</u>**:

TGS CEDAR PORT PARTNERS, L.P.
A Texas limited partnership

By: TGS Cedar Port GP, LLC,
a Texas limited liability company,
its general partner

By: /s/ Matt Fleming
Name: Matt Fleming
Title: Vice President

Date Executed: November 20, 2024

**PURCHASER:**

ABUNDIA GLOBAL IMPACT GROUP LLC

By: /s/ Edward Gillespie
Name: Edward Gillespie
Title: Chief Executive Officer

Date Executed: November 20, 2024

**ESCROW AGENT'S AGREEMENT**

Charter Title Company, the undersigned Escrow Agent, by execution hereof, agrees to hold and distribute the Earnest Money, following receipt thereof, in accordance with the terms of the foregoing Purchase and Sale Agreement.

ESCROW AGENT:

CHARTER TITLE COMPANY

By: /s/ Kim LaVern
Name: Kim LaVern
Title: Executive Vice President

Date Executed: November 21, 2024

**EXHIBIT A**
**TRACT 7C-3**
**±25.40 ACRES**





Seller and Purchaser acknowledge that this description technically may be, or is, legally insufficient for the purposes of supporting an action to enforce the purchase and sale of the Property. As such, Seller and Purchaser confirm unto one another that, notwithstanding the insufficiency, the parties desire to proceed with the execution of the Agreement to which this Exhibit "A" is attached. Therefore, since the parties are desirous of executing the Agreement and in order to provide for the right of Seller or Purchaser to demand and successfully enforce the terms thereof and to ensure that such right is not precluded due to the legal description of the Property, Seller and Purchaser agree that (i) they are experienced in transactions of the nature provided for in this transaction, (ii) in fact, they specifically are familiar with the location of the Property, (iii) each party waives any and all claims of an insufficient legal description in a cause of action for enforcement hereof, and (iv) the metes and bound description of the Property prepared in connection with the Survey shall become the legal description of the Property.

EXHIBIT B

**SPECIAL WARRANTY DEED**

**NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.**

STATE OF TEXAS §<br>
§ KNOW ALL MEN BY THESE PRESENTS:<br>
COUNTY OF CHAMBERS §

That TGS CEDAR PORT PARTNERS LP, a Texas limited partnership ("Grantor"), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has GRANTED, BARGAINED, SOLD AND CONVEYED, and by these presents does GRANT, BARGAIN, SELL AND CONVEY unto ______________________ ("Grantee"), that certain tract of parcel of land in Chambers County, Texas, more particularly described in Exhibit "A" attached hereto and incorporated herein by this reference, together with all and singular the rights, benefits, privileges, easements, tenements, hereditaments and appurtenances thereon or in anywise appertaining thereto, and together with all improvements situated thereon, all sewer and wastewater discharge capacity allocated or reserved thereto, all potable water capacity allocated or reserved thereto, all other utility rights allocated or reserved thereto, all development rights with respect thereto and any right, title and interest of Grantor in and to adjacent streets, alleys, rights-of-way and any adjacent strips or gores of real estate (such land, rights, benefits, privileges, easements, tenements, hereditaments, appurtenances, improvements and interests being hereinafter referred to collectively as the "Property").

This Special Warranty Deed and the conveyance hereinabove set forth is executed by Grantor and accepted by Grantee subject only to the matters described in Exhibit "B" attached hereto and incorporated herein by this reference, to the extent the same are validly existing and applicable to the Property (hereinafter referred to collectively as the "Permitted Encumbrances") and those restrictions more particularly described in Exhibit "C" attached hereto and incorporated (the "Restrictions").

All oil, gas and other minerals in, on and under the Property have been previously reserved by Grantor's predecessors in title and are not conveyed hereunder. All mineral and pore rights are reserved. Any release and waiver of surface rights to the Property is a covenant running with the Land and shall be binding upon Grantor and any successor to any interest of Grantor in and to the mineral estate.

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise belonging unto Grantee, its successors and assigns forever, and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER

DEFEND all and singular the title to the Property unto the said Grantee, its successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Grantor, but not otherwise, subject only to the Permitted Encumbrances.

EXCEPT FOR THE WARRANTY OF TITLE SET FORTH ABOVE, GRANTOR EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY NATURE, KIND OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, REGARDING THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY OR THE IMPROVEMENTS ON THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND GRANTEE ACCEPTS SUCH PROPERTY AND IMPROVEMENTS IN AN "AS IS, WHERE IS" CONDITION, WITH ALL FAULTS.

Grantee's address is ________________________________________.

EXECUTED this _____ day of ____________, 2024.

TGS CEDAR PORT PARTNERS, L.P.,
a Texas limited partnership

By:

TGS Cedar Port GP, LLC,
a Texas limited liability company,
its general partner

By:________________________________
Name:______________________________
Title:_______________________________

STATE OF TEXAS §
§
COUNTY OF HARRIS §

This instrument was acknowledged before me on the _____ day of ____________, 2024, by ______________________________, ________________________ of TGS Cedar Port GP, LLC, a Texas limited liability company, in its capacity as the sole general partner of TGS Cedar Port Partners, L.P.., a Texas limited partnership, for and on behalf of said limited partnership.

[ S E A L ]

______________________________
Notary Public, State of Texas

[EXHIBIT "A" PROPERTY DESCRIPTION]

[EXHIBIT "B" TO LIST PERMITTED EXCEPTIONS]

[EXHIBIT "C" TO LIST RESTRICTIONS.]

**EXHIBIT C**

**CHAMBERS COUNTY IMPROVEMENT DISTRICT NO. 1**
**NOTICE TO PURCHASERS OF REAL PROPERTY**
**AS REQUIRED BY SECTION 49.452, TEXAS WATER CODE, AS AMENDED**

The real property which you are about to purchase is located in the Chambers County Improvement District No. 1. The District has taxing authority separate from any other taxing authority, and may, subject to voter approval, issue an unlimited amount of bonds and levy an unlimited rate of tax in payment of such bonds. As of this date, the rate of taxes to be levied by the District on real property located in the District is $0.72 on each $100 of assessed valuation. The total amount of bonds, excluding refunding bonds and any bonds or any portion of bonds issued that are payable solely from revenues received or expected to be received under a contract with a governmental entity, approved by the voters and which have been or may, at this date, be issued is greater than $100,000,000.00, and the aggregate initial principal amount of all bonds issued for one or more of the specified facilities of the District and payable in whole or in part from property taxes is $250,000,000.

The purpose of the District is (1) as set out in Article III, Section 52, Article XVI, Section 59 and Article III, Section 52-a of the Texas Constitution, including, but not limited to: promote, develop, encourage, and maintain employment, commerce, economic development, and the public welfare in the commercial areas of municipalities and metropolitan areas of the State of Texas, to supplement the municipal services of the municipality, to serve a public use and benefit, to further the public purposes of development and diversification of the economy of the State, the elimination of unemployment and underemployment, and the development or expansion of transportation and commerce, to promote the health, safety, and general welfare of residents, employers, employees and consumers in the District and the general public, to provide needed funding for metropolitan areas to preserve, maintain and enhance the economic health and vitality of the areas as community and business centers, to serve the public purpose of securing expanded and improved transportation and pedestrian facilities and systems, to further promote the health, safety, welfare, morals, convenience and enjoyment of the public by landscaping and developing certain areas within the District that are necessary for the restoration, preservation and enhancement of scenic and aesthetic beauty, to promote and benefit commercial development and commercial areas throughout the State, all as authorized by Chapter 375, Local Government Code; (2) the control, storage, preservation and distribution of its storm water and floodwater, the water of its rivers and streams for irrigation, power, and all other useful purposes, the reclamation and irrigation of its arid, semiarid and other land needing irrigation, the reclamation and drainage of its overflowed land and other land needing drainage, the navigation of its inland and coastal water, to control, abate and change any shortage or harmful excesses of water, the protection, preservation and restoration of the purity and sanitary condition of water within the State and the preservation of all natural resources of the State, all as authorized by Chapter 54, Texas Water Code; (3) the acquisition, purchase, construction, reconstruction, repair and equipping, improvement, or extension of rail facilities, including but not limited to any real, personal, or mixed property, or any interest in that property that is determined to be necessary or convenient for the provision of a rural rail transportation system and all property or interests necessary or convenient for the acquiring, providing, constructing, enlarging, remodeling, renovating, improving, furnishing, using or equipping of the system, including rights-of-way, earthworks and structures, trackwork,

train controls, stations, rolling stock, and maintenance facilities, all as authorized by Article 6550c, Vernon's Texas Civil Statutes; (4) the acquisition of land and waterways and all improvements on or to the land and waterways and to acquire, purchase, construct, enlarge, extend, repair, maintain, operate, or develop wharves, docks, warehouses, grain elevators, bunkering facilities, belt railroads, floating plants and facilities, lightening and towing facilities, everything appurtenant to them, and all other facilities or aids incidental to or useful in the operation or development of the District's ports and waterways or in the aid of navigation and commerce in the ports and waterways, as authorized by Subchapters E and M, Chapter 60, Texas Water Code; (5) the lease from the State of Texas of the surface estate of any lands and flats belonging to the State which are covered or partly covered by the water of any of the bays or other arms of the sea for the promotion of marine commerce and immediately related activities, including but not limited to port development, channel construction and maintenance, commercial and sport fishing, recreational boating, industrial site locations, transportation, shipping, and storage facilities, pollution abatement facilities, and all other activities necessary or appropriate to the promotion of marine commerce, as authorized by Section 61.116, Texas Water Code; (6) acquire by grant, purchase, gift, devise, lease, or otherwise, and hold, use, sell, lease, or dispose of any of its rights, interests, or properties, whether real or personal and licenses, patents, rights, and interests necessary, convenient, or useful for the full exercise of any of its powers; acquire, construct, complete, develop, own, operate, and maintain permanent improvements and provide services inside and outside its boundaries, as authorized by Section 375.092, Local Government Code; (7) undertake improvement projects and services that confer a special benefit on all or a definable part of the District and provide improvements and services to an area outside the boundaries of the District, as authorized by Section 375.111, Local Government Code; (8) acquire any interest in land in accordance with Chapter 54, Texas Water Code, within the District through the issuance of bonds payable in whole or in part from property taxes. The cost of these facilities is not included in the purchase price of your property, and these facilities are owned or to be owned by the District. The legal description of the property which you are acquiring is set forth in the Exhibit which is attached hereto and by this reference made a part hereof.

**[PROPERTY DESCRIPTION]**

**SELLER**:

TGS CEDAR PORT PARTNERS L.P.
a Texas limited partnership

By:________________________________
Name:______________________________
Title:_______________________________

STATE OF TEXAS §
§
COUNTY OF HARRIS §

This instrument was acknowledged before me on the _____ day of ____________, 2015, by ______________________________, _________________________ of TGS CEDAR PORT PARTNERS L.P., a Texas limited liability company, in its capacity as the sole general partner of the limited partnership, for and on behalf of said limited partnership.

[SEAL]

___________________________________
Notary Public, State of Texas

ACCEPTANCE ACKNOWLEDGED;

**PURCHASER:**

ABUNDIA GLOBAL IMPACT GROUP LLC By:__________
Name:__________________________________
Title:__________________________________

Date Executed:_____________________, 2024

## EXHIBIT D

## DISCLOSURES

(a) Chapter 50 Notice. If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 50, Section 50.301, of the Texas Water Code requires Seller to deliver and Purchaser to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fee of the district prior to final execution of this Agreement.

(b) Notices from Broker. Purchaser should not rely upon any oral representations about the Property from any source. Broker is not qualified to render Property inspections, Survey, engineering studies, environmental assessments, or inspections to determine compliance with zoning, governmental regulations, or laws. Purchaser should seek experts to render such services. Selection of inspectors and repairmen is the responsibility of Purchaser and not the Broker.

(c) Rollback Taxes Notice. The following disclosure is made for the purpose of complying with the provisions of Section 5.010 of the Texas Property Code and is not intended to and does not alter or affect the rights and obligations of Purchaser and Seller:

**Notice Regarding Possible Liability for Additional Taxes**

> If for the current ad valorem tax year the taxable value of the land that is the subject of this Agreement is determined by a special appraisal method that allows for the appraisal of the Property at less than its market value, the person to whom the Property is transferred may not be allowed to qualify the Property for that special appraisal in a subsequent tax year and the Property may then be appraised at its full market value. In addition, the transfer of the Property or a subsequent change in the use of the Property may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in use of the Property. The taxable value of the Property and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the Property is located.

(d) Annexation Notice. The following disclosure is made for the purpose of complying with the provisions of Section 5.011 of the Texas Property Code and is not intended to and does not alter or affect the rights and obligations of Purchaser and Seller:

**Notice Regarding Possible Annexation**

> If the Property that is the subject of this Agreement is located outside the limits of a municipality, the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality's extraterritorial jurisdiction or is likely to be located within a municipality's extraterritorial jurisdiction, Purchaser should contact all

municipalities located in the general proximity of the Property for further information.

(e) Certificated Water and Sewer Service. The following disclosure is made for the purpose of complying with Section 13.257 of the Texas Water Code and is not intended to and does not alter the rights and obligations of Purchaser and Seller.

**Notice Regarding Certificated Water and Sewer Service**

The Property that you are about to purchase may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If your Property is located in a certificated area there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to your Property. You are advised to determine if the Property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to your Property.

The undersigned Purchaser hereby acknowledges receipt of the foregoing notice at or before the execution of a binding contract for the purchase of the Property.

ACCEPTANCE ACKNOWLEDGED;

**PURCHASER:**

ABUNDIA GLOBAL IMPACT GROUP LLC By:__________
Name:_________________________________
Title:__________________________________

Date Executed:_____________________, 2024

**EXHIBIT "E"**

AGREEMENT FOR PAYMENT IN LIEU OF TAXES

STATE OF TEXAS §

COUNTY OF CHAMBERS §

This Agreement for Payment in Lieu of Taxes ("Agreement") is made and entered into as of this ______ day of _______________, 20___ by and between CEDAR PORT NAVIGATION AND IMPROVEMENT DISTRICT (the "District") a body politic and corporate and a political subdivision of the State of Texas operating pursuant to Chapter 556, Acts of the 73rd Legislature of the State of Texas and ______________________ (the "Owner") a __________________.

**<u>W I T N E S S E T H</u>**:

RECITALS

The Owner has contracted to purchase _______ acres of real property as reflected on Exhibit "A" (the "Tract") from TGS Cedar Port Partners, L.P. ("TGSC") pursuant to a Purchase and Sale Agreement dated _________________ (the "Purchase and Sale Agreement").

WHEREAS, in order to develop the Tract certain public infrastructure (the "Infrastructure") is needed as described in the Purchase and Sale Agreement;

WHEREAS, TGSC has agreed to construct or advance funds for the construction of the Infrastructure and the District has agreed to reimburse TGSC from the proceeds of bonds issued for that purpose pursuant to an Infrastructure Reimbursement Agreement.

AGREEMENT

For and in consideration of the mutual promises, covenants, obligations and benefits of this Agreement, the sufficiency of which are hereby acknowledged, the parties agree as follows:

Minimum Value. Purchaser and/or any successors in title for the benefit of Cedar Port Navigation and Improvement District (CPNID) and in accordance with the terms and conditions of Exhibit E attached hereto and incorporated herein (or a document substantially similar in its terms), agrees that the Property including inventory will have a taxable assessed valuation (the "Taxable Assessed Valuation") of Twenty Million and 00/Dollars ($20,000,000.00) (the "Minimum Taxable Assessed Valuation") at the current tax rate of 72 cents per 100 to be added by January 1, 2028_(the "Start Date"). The Taxable Assessed Valuation of the Property shall be determined annually in accordance with the taxable assessed valuation as determined by the Chambers County Central Appraisal District in accordance with the Texas Property Code. To the extent that the Taxable Assessed Valuation for the Property in any given taxable year during the Applicable Period is less

than the Minimum Taxable Assessed Valuation, Purchaser and/or its successor in title, shall pay to CPNID the difference between taxes on the Property that would be due CPNID at the Minimum Taxable Assessed Valuation and the taxes due to CPNID based on the actual Taxable Assessed Valuation for the Property (the "Shortfall"). Solely for purposes of calculation of any shortfall as a result of a failure of Purchaser and/or any successors in title to meet or exceed the Minimum Taxable Assessed Valuation and notwithstanding the actual tax rate that may be in effect at the time, the tax rate utilized in connection with the calculation of any shortfall payment due CPNID shall be calculated at the then applicable tax rate for the district subject to a maximum tax rate of $0.72 per $100.00. The maximum rate is established solely for the purposes of any shortfall calculation and shall not be a cap on the tax rate that may be charged by CPNID which may be adjusted annually subject to statutory limitations.

Example 1: The Taxable Assessed Valuation for the Property in 2029 is $20,000,000.00, so Purchaser would pay to CPNID $216,000.00 based on a current rate of $0.72 per $100.00 rate. i.e., $20,000,000 divided by $100 = 200,000.00 200,000.00 X $0.72 = $144,000.00.

Example 2: The Taxable Assessed Valuation for the Property in 2029 is $10,000,000.00, so Purchaser would pay to CPNID $72,000.00 based on a $0.72 per $100.00 rate. i.e., $10,000,000.00 divided by $100 = 100,000.00 100,000.00 X $0.72 = $72,000.00. Additionally, Purchaser on or about the same day that the taxes were due would also pay to CPNID an additional $72,000.00 to compensate for the shortfall in the Minimum Taxable Assessed Valuation.

Delinquency. The payment in lieu of taxes due the District shall be due and payable when invoiced by the District and shall be delinquent on February 1 following the date of the invoice. Should a Payment in Lieu of Taxes become delinquent, the Owner agrees to pay penalty, interest and collection costs as provided by the Texas Property Tax Code ("Code") and agrees that the District shall have all remedies provided by the Code for the collection of delinquent District property taxes including foreclosure or termination of District services. The District's lien on the Tract as established by the Code shall be subordinate to any purchase money lien.

Binding Effect. This Agreement shall be binding on the Owner, its successors and assigns, and shall constitute a covenant running with the land. The rights and obligations of Owner and/or its successors and assigns shall automatically expire on the tenth (10th) anniversary of the Start Date of this Agreement provided that all payments required and due as od the expiration date shall remain due and owing.

Force Majeure. If Force Majeure prevents either party hereto from performing any of its obligations under this Contract, in whole or in part, then the obligations of such party, to the extent affected by such force majeure, shall be suspended during the continuance of any inability so long as such party is exercising due diligence to resume performance at the earliest practicable time. As soon as reasonably possible after occurrence of the Force Majeure relied upon, the party whose contractual obligations are affected thereby shall give notice and full particulars of such Force Majeure to the other party. The term "Force Majeure," as used herein, shall include, without limitation of the generality thereof, acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, orders of any kind of the government of the United States or the State of Texas or any civil or military authority, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, storms, floods, washouts, droughts, arrests, restraints of government

and people, civil disturbances, explosions, breakages or accidents to machinery, pipelines or canals, partial or entire failure of water supply, and any other inabilities of either party, whether similar to those enumerated or otherwise, which are not within the control of the party claiming such inability, and which such party could not have avoided by the exercise of due diligence and care. It is understood and agreed that the settlement of strikes and lockouts shall be entirely within the discretion of the party having the difficulty and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes and lockouts by acceding to the demands of the opposing party or parties when such settlement is unfavorable to it in the judgment of the party having the difficulty.

No Additional Waiver Implied. No waiver or waivers of any breach or default (or any breaches or defaults) by either party hereto of any term, covenant, condition, or liability hereunder, or of performance by the other party of any duty or obligation hereunder, shall be deemed or construed to be a waiver of subsequent breaches or defaults of any kind, under any circumstances.

Addresses and Notice. Unless otherwise provided in this Contract, any notice, communication, request, reply, or advice (herein severally and collectively, for convenience, called "Notice") herein provided or permitted to be given, made, or accepted by either party to the other must be in writing and may be given or be served by (a) depositing the same in the United States mail postpaid and registered or certified and addressed to the party to be notified, with return receipt requested, or (b) delivering the same by hand to the party addressed to the party to be notified, or (c) depositing the same with a recognized overnight delivery service, such as Federal Express, with all delivery charges prepaid, addressed to the party to be notified. Notice deposited in the mail in the manner hereinabove described shall be conclusively deemed to be effective, unless otherwise stated in this Contract, from and after the expiration of four (4) days after it is so deposited. Notice given in any other manner shall be effective only if and when received by (or when delivery is refused by) the party to be notified. For the purpose of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

If to the District, to:

Cedar Port Navigation and Improvement District
C/o Smith, Murdaugh, Little & Bonham, L.L.P.
2727 Allen Parkway, Suite 1100
Houston, Texas 77019
Attn: James D. Bonham

If to the Owner, to:

____________________________________

The parties shall have the right from time to time and at any time to change their respective addresses and each shall have the right to specify any other address by at least fifteen (15) days' written notice to the other party.

Modification. This Contract shall be subject to change or modification only in writing and with the mutual consent of the parties.

Parties in Interest. This Contract shall be for the benefit only of the District and its successors and the Owner and shall not inure to the benefit of any third party.

Assignment. It is expressly agreed by the parties hereto that this Contract shall not be assignable by the Owner without the prior written consent of the District.

Severability. The provisions of this Contract are severable, and if any provision or part of this Contract or the application thereof to any person or circumstance shall ever be held by any court of competent jurisdiction to be invalid or unconstitutional for any reason, the remainder of this Contract with respect to other persons or circumstances shall not be affected thereby.

Merger. This Contract constitutes the entire agreement between the parties relative to the subject matter hereof. There have been and are no agreements, covenants, representations or warranties between the parties other than those stated or provided for herein.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

CHAMBERS COUNTY
IMPROVEMENT DISTRICT NO. 1

By:____________________________

Name:_________________________

Title: __________________________

STATE OF TEXAS §
§
COUNTY OF CHAMBERS §

This instrument was acknowledged before me on this ______ day of ____________________, 2024 by William F. Scott, the President of Cedar Port Navigation and Improvement District, on behalf of said District.

________________________________
Notary Public in and for the State of Texas

________________________________________________

By:__________________________

Name:________________________

Title: _________________________

STATE OF TEXAS §
§
COUNTY OF CHAMBERS §

This instrument was acknowledged before me on this ______ day of ____________________, 2024 by _________________________ of ____________________________________________________.

_______________________________

Notary Public in and for the State of Texas

**EXHIBIT "F"**

**LIST OF SERVICE CONTRACTS**

**None.**

**EXHIBIT "G"**

**BILL OF SALE**

**BILL OF SALE AND GENERAL ASSIGNMENT**

THIS BILL OF SALE AND GENERAL ASSIGNMENT (this "Assignment") is made to be effective as of ______ __, 2024 (the "Effective Date"), by and between TGS CEDAR PORT PARTNERS, L.P., a Texas limited liability company ("Assignor") and ABUNDIA GLOBAL IMPACT GROUP LLC, a Delaware limited liability company ("Assignee").

**WITNESSETH:**

WHEREAS, Assignee owns certain tracts or parcels of land situated in Chambers County, Texas, and more particularly described on Exhibit A attached hereto ("Property"); and

WHEREAS, Assignor has transferred to Assignee by Special Warranty Deed of the Effective Date all of its right, title, and interest to the Property and all improvements thereon; and

WHEREAS, Assignor also desires to assign to Assignee all of Assignor's right, title and interest in and to (i) fixtures, personal property, trees, timber and other crops and plants located thereon fixtures and other personal property owned by Assignor and used in connection with the operation or occupation of the Property and the improvements thereon (collectively "Fixtures"), and (ii) all transferable permits, privileges, rights, members, warranties, guaranties, indemnities, appurtenances and other intangibles thereto and now or hereafter in affect with respect to the Property and the improvements thereon (collectively "Intangibles", the "Fixtures" and "Intangibles" together being the "Transferred Property");

NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained and for other good and valuable consideration, the parties, intending to be legally bound, do hereby agree as follows:

1. Assignor hereby assigns, sells, transfers, and sets over to Assignee, its successors and assigns all of Assignor's right, title and interest in and to the Fixtures and Intangibles.

2. Assignee hereby accepts the foregoing assignment and transfer and agrees to assume, fulfill, perform and discharge all of the rights and obligations of Assignor to be performed under the Intangibles first arising after the Effective Date.

3. Assignee hereby agrees to indemnify, defend and hold harmless Assignor from and against any and all obligations, claims, liabilities, losses, damages, causes of action, costs and expenses (including court costs through all appeals and reasonable attorneys' fees and disbursements) incurred in connection with obligations with respect to the Fixtures or Intangibles performed on or after the Effective Date.

4. Assignor hereby agrees to indemnify, defend and hold harmless Assignee from and against any and all obligations, claims, liabilities, losses, damages, causes of action, costs and expenses (including court costs through all appeals and reasonable attorneys' fees and disbursements) incurred in connection with obligations with respect to the Fixtures or Intangible performed prior to the Effective Date.

5. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

6. This Assignment shall be governed by, and construed under, the laws of the State of Texas.

7. Assignor hereby covenants that Assignor will, at any time and from time to time upon written request therefor, execute and deliver to Assignee, Assignee's successors, nominees or assigns, such documents as Assignee or they may reasonably request in order to fully assign and transfer to and vest in Assignee or Assignee's successors, nominees and assigns, and protect Assignee's or their right, title and interest in and to all of the Transferred Property and rights of Assignor intended to be transferred and assigned hereby, or to enable Assignee, Assignee's successors, nominees and assigns to realize upon or otherwise enjoy such rights and property.

8. This Assignment may be executed in one or more counterparts (including execution by DocuSign or other electronic transmission), each of which shall be deemed to be an original Assignment, but all of which shall constitute but one and the same Assignment.

**[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]**

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the Effective Date.

**ASSIGNOR:**

**TGS CEDAR PORT PARTNERS, L.P.,**
**a Texas limited partnership**

By: TGS Cedar Port GP, LLC,
a Texas limited liability company,
its sole general partner

By: ___________________________________

Name: ________________________________

Title: _________________________________

**ASSIGNEE:**

**ABUNDIA GLOBAL IMPACT GROUP LLC, a Delaware limited liability company**

By: ______________________________

Name: ____________________________

Title: _____________________________

**EXHIBIT A**
**TRACT 7C-3**
**±25.40 ACRES**





Seller and Purchaser acknowledge that this description technically may be, or is, legally insufficient for the purposes of supporting an action to enforce the purchase and sale of the Property. As such, Seller and Purchaser confirm unto one another that, notwithstanding the insufficiency, the parties desire to proceed with the execution of the Agreement to which this Exhibit "A" is attached. Therefore, since the parties are desirous of executing the Agreement and in order to provide for the right of Seller or Purchaser to demand and successfully enforce the terms thereof and to ensure that such right is not precluded due to the legal description of the Property, Seller and Purchaser agree that (i) they are experienced in transactions of the nature provided for in this transaction, (ii) in fact, they specifically are familiar with the location of the Property, (iii) each party waives any and all claims of an insufficient legal description in a cause of action for enforcement hereof, and (iv) the metes and bound description of the Property prepared in connection with the Survey shall become the legal description of the Property.